EXHIBIT 99.1

PRESS RELEASE

EMCORE and Tangshan Caofeidian Investment Corporation (“TCIC”) Pursue Alternative Means of Cooperation to Address Regulatory Concerns

ALBUQUERQUE, NM--(Marketwire – June 28, 2010) - EMCORE Corporation (NASDAQ: EMKR - News), a leading provider of compound semiconductor-based components, subsystems and systems for the fiber optics and solar power markets, announced that on June 24, 2010, EMCORE and TCIC withdrew their joint filing with the Committee on Foreign Investment in the United States (CFIUS).  The withdrawal was made jointly in response to an indication from CFIUS that it has certain regulatory concerns about the transaction as it is currently proposed. EMCORE and TCIC had previously made a joint voluntary filing with CFIUS in connection with their proposed transaction, whereby the Company would sell a sixty percent (60%) interest in its Fiber Optics business (excluding its satellite communications and specialty photonics fiber optics businesses) to TCIC in exchange for $27.75 million in cash, subject to certain adjustments.

In response to the indication from CFIUS, EMCORE and TCIC remain willing to explore alternative means of cooperation that would address regulatory concerns and meet the parties’ objectives.

At the time that EMCORE and TCIC withdrew their joint application, the parties notified CFIUS that they would not go forward with the proposed transaction in the form originally presented to CFIUS. “While addressing any regulatory requirements, EMCORE remains committed to seeking other means of cooperation that would meet the objectives of EMCORE and TCIC. We will continue to explore a broad strategy with TCIC, or with alternative partners, to meet the Company’s objectives of: 1) creating a low-cost manufacturing base for its Fiber Optics business, 2) separating EMCORE’s Photovoltaics and Fiber Optics businesses to become pure plays in each of the business segments, and 3) providing EMCORE with improved liquidity to launch its concentrator photovoltaics (CPV) business,” said EMCORE President and Chief Executive Officer, Dr. Hong Q. Hou.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor-based components, subsystems and systems for the fiber optics and solar power markets. EMCORE's Photonic Systems segment is the leading developer and manufacturer of fiber-optic systems and components for a wide range of commercial and military applications including microwave fiber-optic signal transmission and processing, satellite earth-stations, fiber-optic gyroscopes, and terahertz sensing. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high-capacity fiber optic cables for high-speed data and telecommunications, cable television (CATV) and fiber-to-the-premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high-efficiency compound semiconductor-based gallium arsenide (GaAs) solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high-efficiency GaAs solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Safe Harbor:

This release contains forward−looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward−looking statements regarding the proposed transaction contemplated by the company’s share purchase agreement with TCIC, the exploration of alternative structures or strategic relationships with TCIC, the possibility of obtaining regulatory approvals for alternative transactions and the company’s future prospects. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward−looking statements, including, without limitation, risks relating to the likelihood of obtaining regulatory and other approvals necessary to consummate an alternative transaction with TCIC,  our ability to negotiate alternative structures or relationships with TCIC, risks related to our ability to profitably grow our company, and other risks detailed in our filings with the SEC, including those discussed in our quarterly report filed with the SEC on Form 10−Q for the second fiscal quarter. EMCORE Corporation does not intend, and disclaims any obligation, to update any forward−looking information contained in this release or with respect to the announcements described herein.